UNITED STATES
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UNISOURCE ENERGY CORPORATION

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This filing consists of a transcript of a conference call held by UniSource Energy Corporation on February 18, 2004.

        Set forth below is a transcript of the UniSource Energy Corporation (“UniSource Energy”) conference call and webcast of 10:30 a.m. EST on February 18, 2004. In this conference call, James S. Pignatelli, Chairman, President and Chief Executive Officer of UniSource Energy and Kevin P. Larson, Vice President, Treasurer and Chief Financial Officer of UniSource Energy, discussed 2003 earnings and the proposed acquisition of UniSource Energy, and responded to questions from members of the financial community.

Conference Call of February 18, 2004

Transcript

Operator

        The UniSource Energy conference call will begin momentarily.

Operator

        Thank you and welcome to the UniSource Energy 2003 earnings conference call. Today’s call will be hosted by James Pignatelli, chairman, president and CEO of UniSource Energy, and Kevin Larson, vice president and CFO of UniSource Energy. First I would like to turn the call over to Ms. Smith.

Jo Smith, UniSource Energy

        Thank you all for joining us today. In a moment Jim Pignatelli and Kevin Larson will brief you on the company’s financial and operating results for 2003, however I first need to inform you that forward-looking information contained in this call with respect to the revenues, earnings, performance, plans, strategies, the proposed acquisition and other aspects of the business of UniSource Energy may involve risks and uncertainties.

        Actual events and results may, for a variety of reasons, prove to be materially different from those indicated in the forward-looking statements, estimates and projections. Factors that could influence actual future outcomes include uncertainties prevailing in the wholesale power market; regulatory decisions; performance of TEP’s generating plants; the weather; regional economic and market conditions; fuel and purchased power expense; changes to long-term contracts; changes in asset depreciable lives; changes in accounting standards; the amount of research, development and operating expenses incurred by UniSource Energy’s unregulated energy technology investments; acquisition related costs and our compliance with the restrictive covenants contained in the acquisition agreement.

        In addition, the forward looking statements in this call may include assumptions, expectations, predictions intentions or beliefs about future events, particularly regarding the proposed acquisition of UniSource Energy Corporation. UniSource Energy cautions that actual future results may vary materially from those expected or implied in any forward-looking statements. Some of the key factors that could cause actual results to vary materially from those expressed or implied include the receipt of required regulatory approvals, which are significant, and the satisfaction of other conditions precedent to the consummation of the transaction, including the approval of the transaction by the shareholders of UniSource Energy Corporation, and the availability of financing of the transaction. There can be no assurance that such conditions will be satisfied or that such transaction will be consummated. More information about the risks and uncertainties relating to these forward-looking statements are found in UniSource Energy Corporation’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov. UniSource Energy shareholders are urged to read the proxy statement regarding the proposed acquisition of UniSource Energy when it becomes available because it will contain important information. UniSource Energy has previously filed with the SEC a preliminary form of the proxy statement, and will file with the SEC the final proxy statement when it becomes available. Shareholders may obtain a free copy of the preliminary proxy statement, the final proxy statement when it becomes available as well as other documents filed or furnished by UniSource Energy with the SEC at the SEC’s web site at www.sec.gov. These documents may also be obtained for free by directing a request to UniSource Energy at (866) 275-4867. The final proxy statement will be mailed to all UniSource Energy shareholders of record as of February 23, 2004.

        UniSource Energy and its directors and executive officers may be deemed to be participants in the solicitation of proxies from UniSource Energy’s shareholders in favor of the merger. Investors may obtain a detailed list of names, affiliations and interests of participants in the solicitation of proxies of UniSource Energy shareholders to approve the merger at the following address: UniSource Energy Tower, 1 S. Church Avenue, Tucson, AZ 85701. Shareholders of UniSource Energy may obtain additional information regarding the interests of the participants by reading the proxy statement.

        For a more detailed discussion of some of the foregoing risks and uncertainties, see UniSource Energy’s filings with the Securities and Exchange Commission. Now I’ll turn the call over to Jim Pignatelli.

Jim Pignatelli, UniSource Energy

        Thank you. That only added up to about 30,000 hours worth of work this year. We’ll be mailing the proxy shortly, it is available on Edgar, before I get started, just to give you my usual weather report, it’s supposed to be 82 here today, beautiful weather, anybody who wants to come out and increase the local economy is welcome. A very good year. A very good year in positioning the company, and a very good year on earnings. We’re reporting today our consolidated UniSource Energy earnings of $3.33. That has $1.99 in it resulting from an accounting change which was made in the 1st quarter. So we’ll refer in most instances to earnings of $1.34 to be compared to $0.99 in the year 2002. This slightly exceeds the $1.34, slightly exceeds our last guidance of $0.90 to $1.20 because of some other one-time or non-recurring items which took place in the 4th quarter. Comparison of year 2002 and 2003 are difficult this year because we had unusual items, non-recurring items in 2002 related to coal contract renegotiations and tax items, and we had non-recurring or one-time items in 2003 relative to — as I indicated FAS 143, the accounting change, we also had some tax benefits which became recognizable in the year 2003. We have been realizing them on the tax returns starting in 2002. Also, we had the Springerville development fee. The successful conclusion of the Springerville development over the last three years we recognized a gain from that in 2003. Going the other way, we had extraordinary expenses associated with two acquisitions which are reflected in 2003 earnings. Acquisition fees related to the transaction which is currently coming to the shareholders for vote. As well as acquisition fees which had to be expensed currently relative to the Citizens acquisition. Looking at the utility, TEP, specifically. Tucson Electric Power earned $1.78 in 2003 as compared to $1.59 in 2002. We enjoyed a $23 million increase in retail revenues. This is basically because of a 2.3% customer growth, and a 9% increase in cooling degree days. So our peaks during the summer were much higher than they had been in 2002. Our total customers at Tucson Electric Power are approaching 370,000, and we continue to see growth rates in the 2 1/2 to 3%. We have not seen any slowdown in the growth in our community at this point in time. Focusing on cash flow, it reached $258 million; we continue to have strong cash flow. We continue to be able to provide for all of our necessary capital additions from internally generated cash as well as have adequate cash to retire any debt and also to pre-retire debt on selective accounts. During the year, power prices averaged $42 a megawatt hour, this was up from the $27 a megawatt hour which we saw in 2002. And we still continue to see a strong wholesale market at this time of year, but in general, we anticipate prices to be high also during the summer periods. Basically, this is a function of gas prices. Gas prices averaged almost $4.50 in 2003, and that’s up from $2.63 that they averaged in 2002. We still forecast looking at the forward curves, with gas ranging in the San Juan basin in the $4 to $5. So we anticipate gas in the $4.50 to $5.50 range delivered. We’re very pleased with the acquisition of Citizens that contributed $103 million in revenue. And net income of $3 million on a full four-month period. The integration of those activities into our utility activities is going smoothly, and we are right on our expectations with regard to that transaction. That transaction added approximately 130,000 gas customers, and a little over 80,000 electric customers. Those service territories continue to see good growth and we’re recording growth rates of 5 to 6% in those territories. That brings the total customer group that the UniSource family serves as energy provider to almost 600,000 customers. Looking at the achievements of 2003, as I indicated, we completed the Citizens’ acquisition, adding almost 200,000 customers to our base customers. This was funded with a private placement of debt and equity from internal generation of cash out of TEP that was dividended to UniSource along with the development fee from Springerville. The entire purchase price was approximately $224 million, and as most of you know, we did not have to go to the equity markets for any portion of our approximate 40% equity on this transaction. We were successful with the ACC in negotiating new rates, which represented about a 20 to 22% rate increase. We are reviewing those rates not in the nature of any type of a rate action. But there has been significant increases in bills, because of colder than usual weather, in northern Arizona, and we are going through with the ACC showing the impact on customers so that they’re prepared to discuss that with any customers. As I indicated in four full months of operation, those assets earned $3 million or 9 cents a share and we’re optimistic that they will perform at our anticipated 25 to 30 cents a share on an annual basis. Additionally, we had positive operating cash flow of $12 million from those assets in the 4-month period. Additionally, Tri-State closed financing on Unit 3. And Bechtel has started construction. They’re slightly ahead of construction at this point and we’re holding to a completion in December of 2006. Hopefully we’ll be before that. Although we do not own that Unit, we’ll get significant benefits from that. We’ll operate Unit 3 in conjunction with Units 1 and 2. We’ll receive between $15 million and $20 million pre-tax reimbursement of cost, which we are currently covering 100% in Units 1 and 2. So we’ll get a cost savings as a result of Unit 3. Additionally, Unit 3 is paying for approximately $90 million with an upgrade to emission control equipment on Units 1 and 2. This brings Units 1 and 2 into compliance with what we anticipate — would anticipate environmental policies would be out. This is very significant benefit to our shareholders. Additionally, Unit 3 will pay their proportion of the costs to buy out the coal handling and common facilities lease upon its expiration. We currently have that lease capitalized on our balance sheet, and their portion of that capitalized lease is between $50 and $60 million of debt which we currently hold on our balance sheet. Finally, the third significant transaction which we entered into and got a long ways down the road on is the acquisition of UniSource by Saguaro Utility Group. The acquisition of our shares — which was a 30% premium over the closing price the day prior to the announcement. The Saguaro Utility group is made up of KKR, J.P. Morgan Partners and Wachovia Capital Partners, in addition to our shareholders receiving what we believe is a good price, fair price for their shares; the sponsors have agreed to infuse Tucson Electric Power with approximately $265 million in cash. $165 million of that is a capital addition or equity addition infusion which will bring us to 40% equity at TEP, and significantly increases our financial strength. In addition to that insertion of capital, the agreements also commit to current management remaining in place, and headquarters remaining in Tucson and current operations and management of operations by your existing management team. We are currently maintaining our outlook for 2004 at $1.25 to $1.60. Additionally, based on that, the board of directors, your board of directors increased the dividend to 16 cents per quarter from 15 cents per quarter previously. Turning to Millennium. I’m pleased that Global Solar is now in commercial production, and has two products in the commercial market. One of them under the Coleman label. We are seeing yield — excuse me, efficiencies in the 10% range, and we firmly believe that we have a commercially viable product at this point in time. We’re looking for sales to now to build up. And as I’ve said for the last three years, we’re looking at cash flow neutral on this and earnings neutral during 2004. We continue to trim our portfolio at Millennium, and we have actually exited three businesses in 2003, and the costs associated with exiting those businesses are reflected in the 2003 results of Millennium. Turning back to the acquisition of UniSource by Saguaro Utility Group. The acquisition process and time line. I’d like to briefly go through that with you; I know that many of you have that as questions, I might as well get to that in advance. We have filed our notice of intent with the Arizona Corporation Commission. We’ll need approval by shareholders, the Arizona Corporation Commission, by the regulatory group, and approval by the SEC under PUHCA. The ACC, we have filed our notice of intent. That was filed the 29th of December. A procedural order has been issued, was issued on February 6th. We filed our testimony last week. The staff testimony is scheduled to be filed by April 30th. Our rebuttal testimony in May, pre-hearing conference June 17th, ALJ hearing June 21st, we anticipate an ALJ report 30 days after the close of the hearings, we do not anticipate more than a 2 to 3 day hearing at most. And we anticipate an ACC hearing and ruling approximately 30 days after the ALJ report. So that puts us into the August/September time frame is when we’re expecting to have closure on this, with the ACC. As Jo indicated, we have — we are prepared to mail our proxy statement, our proxy statement is available on Edgar. Our special shareholder meeting has been set for March 29th. Our proxy statement after submitted to the SEC, the SEC had no comments on this, and that’s why we’re able to accelerate the shareholder meeting to the March 29th date. We expect to file within the next month our filings and our Hart Scott Rodino filing will follow. With that, I will open it up to any questions you might have. Kevin and I are here to answer anything you might ask.

Operator

        At this time I would like to inform everyone that in order to ask a question, you may press star then the number one on your telephone keypad. If you would like to withdraw your question, press star then the number two on your telephone keypad. We’ll pause just a moment to compile the Q & A roster.

Operator

        Your first question comes from Sam Sabbagh with Quattro Capital.

Sam Sabbagh, Quattro Capital

        I was wondering you could walk us through the rate case to be heard by the ACC in June. And what impcat, if any, that might have on the timing of the merger, since the merger is conditioned on decrease rate.

Jim Pignatelli, UniSource Energy

Correct the rate case which you’re referring to is a rate check that was required under our settlement agreement. That is to be filed in June of is this year. I do not anticipate any action on that or consideration of that until next year sometime, 2005. At this point in time, we do not believe the ACC will consolidate these two matters, and they will treat separately the merger request, that being the merger of UniSource with Saguaro Utility with the rate review. We have done a preliminary look at our 2004 — June 2004 filing for the rate check, and we believe we can more than adequately support our current revenue requirement. So we do not see the rate check being involved with the merger application at all.

Sam Sabbagh, Quattro Capital

        Is it possible for the two issues to be sort of reviewed at the same time, given the fact that there will be — there will be the consideration of the merger itself for the summer as well?

Jim Pignatelli, UniSource Energy

        It’s always possible, but we have seen no indication on either the Commission’s part or the staff’s part to consolidate these matters.

Sam Sabbagh, Quattro Capital

    Okay. And once you submit the application in June, is there any possibility that they could provide some indications sort of towards the end of the summer, early fall that could jeopardize the merger process?

Jim Pignatelli, UniSource Energy

        There’s always a possibility, but once again, I say it’s — we’re not filing an application, we’re filing information on our costs for a rate check, not a rate case. You can never rule out the possibility, but I don’t think it’s likely, the Commission and the staff at this point in time are much more involved in other cases than in a review of our rates and we do not see them reviewing our rates prior to the second quarter of 2005.

Sam Sabbagh, Quattro Capital

    Okay. Thank you.

Operator

        Your next question comes from Zach Schreiber with Duquesne Capital.

Zach Schreiber, Duquesne Capital

      Hey, Jim, how are you?

Jim Pignatelli, UniSource Energy

        Zach, I’m fine, how are you doing?

Zach Schreiber, Duquesne Capital

        Good, good, I just wanted to follow up on the line of questioning as well. I mean, after going through this whole merger agreement here, is it — there’s a certain section there, a section 7.02 D, I think it that says that the buyer can walk away so long as the buyer has a reasonable expectation of a rate decrease, is that the way you read it or is there something else there in the document that would not appear to give KKR as broad a discretion as that section appears to give them.

Jim Pignatelli, UniSource Energy

        Zach, I’m not going to practice law today.

Zach Schreiber, Duquesne Capital

      Sorry.

Jim Pignatelli, UniSource Energy

        I’m just going to practice as a business person. The sponsors in my opinion are committed to this transaction. There is a — there is a provision or a trend through the document that says that there’s a material change in their economics caused by rate action, they have the opportunity to elect not to go forward with the transaction. And I think you would see it as a businessman why they would do something like that.

Zach Schreiber, Duquesne Capital

      Sure.

Jim Pignatelli, UniSource Energy

        As a business person, we have structured this transaction in such a way that it not only provides in our opinion a good price to our shareholder, but also a great benefit to TEP, making Tucson Electric Power much more financially viable on a standalone basis, and preserving its identity, it’s present identity, it’s present strategies, it’s present commitment to safe and reliable service, it’s present commitment to the community. That’s all preserved. And the Commission as business people, I believe will look at the benefits to TEP. The benefits to TEP maintaining its current philosophy and its current management and its current commitment to the business community locally as well as the financial enhancement which is provided by the transaction to TEP.

Jim Pignatelli, UniSource Energy

        Based on that, I am confident that we will come to a successful conclusion.

Zach Schreiber, Duquesne Capital

      All right.

Zach Schreiber, Duquesne Capital

        Jim is the standard bring which the ACC will apply here in its review the merger, a public interest standard or is it a no harm standard?

Jim Pignatelli, UniSource Energy

        The state of the law as I understand it is a no harm standard. In other words, benefit does not have to be shown nor flown through to the customer. We believe that the increase in the financial integrity of Tucson Electric Power, which comes from this transaction is a benefit to the consumer. And I so state in my testimony. But the standard, direct answer to your question, the standard, we believe is a no harm standard.

Zach Schreiber, Duquesne Capital

        And the final question is, is this rate check on June 1st. Is the rate check going to be on just a T & D portion of rates? Or is it going to be on the bundle sort of ROE that includes the generation and the variable CTC?

Jim Pignatelli, UniSource Energy

    Right. Like I said, I don’t think it’s going to be heard until next year. We are filing a rate check on total rates. It can be separated and seen as a rate check also on the T & D. But right now there’s a state of flux in this state, vis-a-vis generation or the exclusion of generation and bringing in the wholesale price of power again. So I cannot answer for sure, exactly how the Commission ultimately will look at it, but we believe we can prove out either under scenario. Once again, don’t forget that we’ll be going from an approximately 25% equity component to a 40% equity component with this transaction, which has a natural impact of proving up a higher price.

Zach Schreiber, Duquesne Capital

        So you’ll be able to — when you put in this rate check, you’ll do it for T & D rate alone, you’ll do it for bundled rates which are higher, given the trend towards vertical integration we’re seeing with APS, and then you’ll also do it — on the pro forma with 40% for the KKR, essentially?

Jim Pignatelli, UniSource Energy

      Yes, that’s correct.

Zach Schreiber, Duquesne Capital

        Good luck and stay tuned.

Jim Pignatelli, UniSource Energy

        Look forward to seeing you next time we’re back there.

Operator

        Again, if you would like to ask a question at this time, please press star one. Your next question comes from Richard Howard with White Mountains Advisors.

Rich Howard, White Mountains Advisors

       Just a couple questions, Jim. Could you explain the tax? The $15 million tax benefit?

Jim Pignatelli, UniSource Energy

        Yeah, the $15 million, Rich, I can barely hear you.

Rich Howard, White Mountains Advisors

      How’s that?

Jim Pignatelli, UniSource Energy

        The $15 million goes back to recognition that I actually thought we should have realized in 2002, but the accountants disagreed with me. It — there was an IRS procedure that was put out in the mid — in September of ‘03, which goes to the calculation of unrealized gain upon change of control which caused us to go back and calculate the unrealized gain on the change of control which happened in 1991. That re-calculation of unrealized gain allowed us to recognize more of the net operating losses which had been incurred prior to 1991. Those — the recognition of those had not been reflected in earnings, however, we were starting to realize them on the tax returns starting in 2002. This clarification came out in September 2003 allowed the auditors to recognize it in 2003. You may recall in the footnotes to 2002, we had an unrecorded asset - I think they called it an unrecorded asset. In one of the footnote that it was a valuation allowance accounted for $14.8 million, that’s the same number we’re talking about. The auditors in 2002 had us put it in a footnote, saying it didn’t rise yet to something that they wanted to put through earnings but then in 2003, they changed and put it through earnings.

Rich Howard, White Mountains Advisors

      Right.

Jim Pignatelli, UniSource Energy

        That’s about the best I can do.

Rich Howard, White Mountains Advisors

        That’s fine. That’s fine.

Rich Howard, White Mountains Advisors

        Jim, how much debt is going to be repaid in the first, let’s say six months, under the new ownership schedule.

Jim Pignatelli, UniSource Energy

        It’s our anticipation — we’ll take the entire $265 million that is infused and retire debt. So at a minimum, $265 million, then we’ll have the normal retirement of debt that’s included in our lease payments, which are made twice a year, so there’ll be additional portions in that, and in the I don’t have a number on that, it’s probably $30 to $40 million in that range. And then depending upon our cash position, we may well pre-retire some additional debt. We still have the intention to pre-retire debt to about $30 million a year after the transaction. So you can anticipate us retiring let’s say $300 million in debt as a result of this transaction, and our normal retirement.

Jim Pignatelli, UniSource Energy

        And what would be the arbitrage on that, are we talking 500 basis points? It’s a significant savings, right?

Jim Pignatelli, UniSource Energy

        I’m going to let Kevin answer that, he knows more with debt — what debt he wants to retire.

Kevin Larson, UniSource Energy

        In terms of the arbitrage, I think UniSource will be issuing the — the financing to the parent company of UniSource at the time the merger is completed. Saguaro will receive the equity contribution from the sponsor group, as well as do financing of $660 million. As Jim indicated, of those total amounts, the sponsors have contributed — of those amounts, $265 million will be contributed into TEP. $265 million will be used to pay down TEP obligations. The debt we’ll be paying off probably has an average coupon today of around 6 1/2%, probably on an average basis. Now, the holding company, its average cost of debt may be a little higher than that. It will have some variable rate debt. It’s hard to match it up apples to apples. I think the key reason that the infusion is occurring into Tucson Electric Power Company and the de-leveraging is to get the operating company in much better shape from a financial structure, and also, Jim mentioned earlier, we get to a 40% equity ratio. So to some extent economics is driving it, in terms of the arbitrage between the interest rates of the holding company and the downstream operating company.

Jim Pignatelli, UniSource Energy

        My objective in starting this whole thing, in responding when we were first approached is, I wanted to get TEP the 40%. I wanted TEP to be financially secure. And that’s what we’ve done with this. I will say one other thing that we are right now in the process of refinancing the $400 million letter of credit bank facility, and we hope to close that within the next couple weeks.

Operator

        Again, as a reminder, if you have a question at this time, please press star then the number one on your telephone keypad. You have a question from Robert Howard from Prospector Partners.

Rob Howard, Prospector Partners

        I wanted to ask about the 4th quarter at TEP. When you take away that $15 million benefit. It looks like that would — would that knock down the earnings to about 29 cents a share or so? Is that — I guess comparing that to the 34 in the 4th quarter, what was the difference, it looks like ongoing earnings were a tiny bit low for the quarter and wondering what was going on there. Weather or something.

Jim Pignatelli, UniSource Energy

        Well, actually, as I indicated, it is difficult to compare back and forth, because in the 4th quarter of 2002, we also recorded tax benefits. The closure of some tax years which allowed us to put somewhere in the nature of $7 million into earnings in 2002. So it’s difficult to compare them straight across.

Rob Howard, Prospector Partners

    Okay.        So you’re saying there was about $7 million of benefits in about ‘02?

Jim Pignatelli, UniSource Energy

        Yes, as I recall, yes.

Kevin Larson, UniSource Energy

        Some of the other things that come into play, I think that the gross margin performance of Tucson Electric was better in the 4th quarter relative to 2002. But as Jim indicated, a couple things that come into play, it would be — remember the Transition Recovery Asset? The amortization related to that? That amortization increases over time through 2008, which is the phase in period, essentially for competition from 1999. In the 3rd — I’m sorry, in the 4th quarter of 2003, that amount was $6 million versus $4 million in 2002. We also experienced in the 4th quarter of 2003, TEP was allocated over $2 million of merger-related expenses that obviously weren’t part of the expense in 2002. So I think that the — again the gross margin, the underlying performance of TEP was pretty good. There’s various one-time items coming through the income statement in both periods, so it’s difficult to reconcile them easily.

Rob Howard, Prospector Partners

    Yeah. Okay. We’ll, I’ll have to wait until the SEC filing is there to dig in that a little more for me. And any update on the Nogales power line at all? Is that still —

Jim Pignatelli, UniSource Energy

        It’s going along, we finally got the attention of — we went to the White House Energy Task Force, and we finally got the attention of the Forestry Department. We anticipate — we filed our EIS. DOE has completed that. We anticipate that the Forest Department might request us to make some slight modifications in the route. But finally, the department, the governmental department, federal departments are starting to work together. We’re in — hopeful we should hear something in the next three months.

Rob Howard, Prospector Partners

        Okay. All right. And I guess lastly, I was wondering, are you guys planning on going to the EEI conference in the spring at all? Or is that going to depend on how the vote goes or where — what are your thoughts on that, seeing people here?

Jim Pignatelli, UniSource Energy

        I think we’ll be here. You guys have to put up with us at least once more.

Rob Howard, Prospector Partners

      Right.

Jim Pignatelli, UniSource Energy

        I think we’ll be there.

Rob Howard, Prospector Partners

      Okay.

Jim Pignatelli, UniSource Energy

        I have a — I haven’t paid my dues yet, I have to go back and talk to Tom.

Rob Howard, Prospector Partners

        All right, guys, thanks a lot.

Jim Pignatelli, UniSource Energy

      Thanks, Rob..

Operator

        You have a follow-up question from Richard Howard with White Mountains advisors.

Rich Howard, White Mountains Advisors

       Sorry I managed to mess up my phone here. So on this $400 million letter of credit, what are we talking about saving there, Kevin?

Jim Pignatelli, UniSource Energy

        I think we’re going to see rates in the 250 basis points, approximately. We haven’t got all the — they haven’t circled the numbers yet. We’re going to have to — you won’t see the benefit necessarily in expenses this year, because We’ll have to write off the remainder of the financing fees from the original time. The original fees that were incurred a year and a half ago, when we did it — we have about 60 to 70% of that that still would be accelerated and written off. So you’ll see a slight benefit in earnings for the year, and you’ll see a benefit to cash flow for the year.

Rich Howard, White Mountains Advisors

        And a big benefit in ‘05.

Jim Pignatelli, UniSource Energy

      That’s correct.

Kevin Larson, UniSource Energy

        Rich, in terms of the dollar amount, it’s probably in the range of, say $6 to $8 million on a pre-tax basis of reduced interest costs, but it — there again, is separate from what Jim indicated, some prior transaction costs or financing costs that are currently amortized, may have to be expensed as a result of the refinancing.

Rich Howard, White Mountains Advisors

        And the — so the — and going back to the $300 million of debt paid down at the time of the closing, or shortly thereafter, and the 6 1/2% coupon, do you have a feel for what your costs of that money is going to be?

Kevin Larson, UniSource Energy

        The cost of the money of the holding company?

Rich Howard, White Mountains Advisors

        Yes. Well, no, at TEP. Remember, you’re replacing the 6 1/2% coupon with what, 4 1/2, 5?

Kevin Larson, UniSource Energy

        Rich, I guess I’m not completely following your question, I’m sorry.

Rich Howard, White Mountains Advisors

        Well, at the time of the merger with KKR, et cetera.

Kevin Larson, UniSource Energy

      Yes.

Rich Howard, White Mountains Advisors

        And the — you’ll have this infusion into TEP.

Kevin Larson, UniSource Energy

      Yes.

Rich Howard, White Mountains Advisors

        Does there — is there — is that — I mean, I don’t understand how to try to look at their economics and see their incentives, what I’m trying to get at. Is that going to be an equity only infusion? Are you paying a certain percentage interest rate on that money? How does that work?

Kevin Larson, UniSource Energy

        Oh, okay. The amount that’s going to be contributed from UniSource into Tucson Electric Power Company is going to be paid in the form of two ways, first off, you recall there’s a $95 million loan from UniSource or to UniSource from TEP. So UniSource will pay off that $95 million inter-company note. In addition to that, the sponsors or UniSource will contribute the balance in equity, so it will be approximately $170 million of equity from UniSource contributing into TEP. There won’t be any ongoing interest costs or costs of carry that TEP has to pay back to UniSource if that was your question.

Rich Howard, White Mountains Advisors

      That is.

Kevin Larson, UniSource Energy

        In fact the interest that UniSource currently pays TEP on that $95 million note will no longer be there.

Rich Howard, White Mountains Advisors

        And just two other little nits to finish up on, what’s the status of the connection out of Springerville to is it Coronado?

Rich Howard, White Mountains Advisors

        Do you want to upgrade that in the context of bringing in hopefully three and four?

Jim Pignatelli, UniSource Energy

        The interconnection to Coronado does needs to be upgraded for Unit 4 if Salt River Project determines to build Unit 4. There’s no upgrade contemplated with regard to Unit three on that interconnection.

Rich Howard, White Mountains Advisors

    Okay. And when is the drop date on Salt River taking up their option on 4?

Jim Pignatelli, UniSource Energy

      2015.

Rich Howard, White Mountains Advisors

      Okay. [ Laughter ]

Rich Howard, White Mountains Advisors

    Okay.        Thanks a lot.

Jim Pignatelli, UniSource Energy

      Okay.

Operator

        Sir, at this time there are no further questions. Do you have any closing comments?

Jim Pignatelli, UniSource Energy

        No, I just want to thank everyone for their continued to support. I look forward to seeing each of you individually at some point in time. We’ll look for you at EEI or sometime prior to that. Anybody who wants to come to Tucson in — for the special meeting is sure welcome. We should have some good weather for you in that time, March 29th to be pleasant out here. Thank you so much for your continued support. We look forward to talking to you after the second quarter.

Operator

        Thank you for participating in today’s UniSource Energy 2003 earnings conference call. You may now disconnect.